UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2007 (September 25, 2007)
AirNet Systems, Inc.
(Exact name of registrant as specified in its charter)

Ohio	001-13025	31-1458309

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)
7250 Star Check Drive, Columbus, Ohio 43217
(Address of principal executive offices) (Zip Code)
(614) 409-4900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 25, 2007, the Board of Directors (the “Board”) of AirNet Systems, Inc. (the “Registrant”), upon the recommendation of the Nominating and Corporate Governance Committee, appointed Thomas J. Kiernan and Robert H. Milbourne to the Registrant’s Board of Directors. Simultaneously, the Board increased the size of the Board to six directors, with Messrs. Kiernan and Milbourne filling an existing vacancy and the vacancy newly-created by the increase in the Board’s size, respectively. Each of Messrs. Kiernan and Milbourne will serve for a term to expire at the Annual Meeting of Shareholders of the Registrant to be held in 2008 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.
     Mr. Kiernan has been self-employed since 2001 providing general management advisory services to a number of start-up companies in transportation related businesses. From 1968 — 2001, Mr. Kiernan worked for American Airlines in several senior management positions. Mr. Kiernan was Senior Vice President-Human Resources and Senior Vice President Corporate Services from 1998 — 2001 and 1993 — 1998, respectively. During this period he reported directly to the Chairman and Chief Executive Officer and was also a member of the Executive committee. From 1989-1993, Mr. Kiernan was President, Sabre Computer Services, which was responsible for delivering all technology services to American Airlines and other subsidiaries of AMR Corporation. Mr. Kiernan earned his Bachelor of Science degree in Industrial Engineering from Rutgers University in 1966 and completed the Advanced Management Program at the Harvard Business School in 1992.
     Mr. Milbourne has been the President and Chief Executive Officer of The Columbus Partnership, a civic organization of top business, education and community leaders focused on improving the economic and cultural base of Central Ohio, since 2002. He was Chief Executive Officer of a similar organization in Milwaukee for 17 years prior to moving to Columbus in 2002. From 1979 to 1985, Mr. Milbourne was Vice President and Economist for the Kohler Company, a leading manufacturer of plumbing products, engines and generators, and one of the largest privately held corporations in the United States. His responsibilities included corporate planning, budgeting, economic forecasting, corporate communications, and a real estate business. Mr. Milbourne worked in Wisconsin state government from 1970 to 1979, serving as the State Budget Director in the mid-1970s. He has also served on the faculty as an adjunct professor in the Economics Department at the University of Wisconsin-Madison. Mr. Milbourne earned his Bachelor of Arts and Master’s in Economics degrees at the University of Wisconsin-Madison. He also attended the Harvard Business School and completed the Program for Management Development. During 1984-1985, Mr. Milbourne led the Wisconsin Strategic Development Commission, which prepared a long-term strategic plan for the state’s economic future.
     The Registrant’s Board has determined that each of Messrs. Kiernan and Milbourne qualifies as an “independent director” under the applicable provisions of the American Stock Exchange (“AMEX”) Company Guide, and neither individual has had or has an interest in any transaction for which disclosure would be required under Item 404(a) of SEC Regulation S-K. The Board has not yet appointed either Mr. Kiernan or Mr. Milbourne to serve on any of the Registrant’s Board committees. Each of Messrs. Kiernan and Milbourne will receive the same cash compensation as the other non-employee directors of the Registrant, which cash compensation is described under the caption “Director Compensation” on pages 44 and 45 of the

Registrant’s Proxy Statement for the 2007 Annual Meeting of Shareholders filed with the SEC on April 30, 2007. In addition, as contemplated by the terms of the Registrant’s 2004 Stock Incentive Plan, on September 25, 2007 (the date of their appointment to the Board), each of Messrs Kiernan and Milbourne was automatically granted a non-qualified stock option to purchase 20,000 common shares with an exercise price of $2.52, the closing price of the underlying common shares on AMEX on the grant date. Each option is to vest and become exercisable as to 20% of the common shares covered thereby on each of the grant date and the first, second, third and fourth anniversaries of the grant date.
Item 9.01. Financial Statements and Exhibits.
     (a) Financial statements of businesses acquired:
                    Not applicable.
     (b) Pro forma financial information:
                    Not applicable.
     (c) Shell company transactions:
                    Not applicable.
     (d) Exhibits:

Exhibit No.	Description
99.1	News Release issued by AirNet Systems, Inc. on September 26, 2007 announcing the appointments of Thomas J. Kiernan and Robert H. Milbourne as directors

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET SYSTEMS, INC.
Dated: September 27, 2007	By:	/s/ Gary W. Qualmann
Gary W. Qualmann
Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated September 27, 2007
AirNet Systems, Inc.

Exhibit No.	Description
99.1	News Release issued by AirNet Systems, Inc. on September 26, 2007 announcing the appointments of Thomas J. Kiernan and Robert H. Milbourne as directors